Exhibit 10.1

[date]

[name]

[address]

Re:          Your Outstanding Stock Options under the Company’s Equity Plans

Dear [name]:

As you know, the Company is engaged in an external review of all of our stock options awarded, including the period from 2000 through 2006.  Because you are a Section 16 executive officer of the Company, it is necessary that the Company and you agree to an amendment to certain of your stock options no later than December 31, 2006.

Background.   It is possible that the external investigation of our stock option awards will determine that certain of the stock options awarded to you may have been awarded with an exercise price below the fair market value of our stock on the effective date of the grant.  This was unintended.  All of our options should have been awarded at an exercise price no less than the fair market value on the date of grant.  The external investigation will not be completed until 2007.  Therefore, at this time, we do not know (i) whether any of your stock options were awarded at a discount; or (ii) if, so, which stock option grants are affected.

Section 409A of the Internal Revenue Code.  Under new tax laws that apply this year, the portion of a “discounted” stock option that vested after December 31, 2004 is subject to an additional 20% excise tax imposed upon the holder of the options.  Additional interest is also charged on the tax.  This tax is triggered as soon as the option is vested, not when it is exercised.

We think it is in your best interest to agree to amend certain stock options, so that the tax can be avoided.  The IRS will permit officers to amend their options to avoid the tax only if a written agreement is entered into no later than December 31, 2006.

After consulting with our internal and outside legal counsel, we believe we have arrived at a solution that will allow you to avoid the 20% penalty tax, and yet will preserve to you the economic benefits of your stock options.

Proposed Amendment.  If you agree, sign this letter and return it to us before December 31, 2006.  By signing this letter you agree that any portion of your stock options that were awarded at a discount, as determined by the external investigator, at any time between 2000 and 2006 and that vested after December 31, 2004 will be irrevocably amended, so that the exercise price of the options is fixed at an amount equal to their fair market value at the applicable date of grant as determined in accordance with Internal Revenue Service guidelines (“Revised Exercise Price”).  This will result in your exercise price for each option being increased.

Additional Bonus Arrangement.  If you execute this letter, the Company will agree that, upon each date when your amended option vests, the Company will pay to you a cash bonus (subject to tax withholding) in an amount equal to the original “discount” in the exercise price of the option.  The amount of the additional bonus will be calculated as follows: (i) number of options vesting on said date times (ii) [Revised Exercise Price less the original exercise price].  Even if your amended options are vested on December 31, 2006, no payment can be made to you any earlier than January 1, 2007.  Therefore, you will not receive any payments until 2007, at the earliest, even if a vesting date for the amended options occurs earlier.  We anticipate that the payment date for options that are vested as of December 31, 2006 will occur in the first fiscal quarter of the year.  For purposes of this deferral arrangement, we will agree that the additional bonus payment for any options that are vested on December 31, 2006 will be made on January 15, 2007.

If you have any questions or concerns regarding this matter and your personal tax situation, please contact your tax accountant or attorney.  The Company cannot provide you with legal or tax advice.

If you agree to the proposed amendment, please sign and date this letter to evidence that, in consideration of the Company’s agreement to pay you a bonus in cash upon vesting of your amended stock options, you agree to the repricing of your stock options to the amount that represents the fair market value of the stock on the date of grant as determined in accordance with the terms of this letter.   Please return the letter to me no later than December 31, 2006.

This amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same amendment and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a  “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Except for the limited amendment described in this letter, all of the other terms of your stock options remain unchanged.

Sincerely,

Dean Carter
Vice President, Human Resources

Agreed and accepted:

Date: